EXHIBIT 5.1

Pillsbury Winthrop Shaw Pittman LLP

2550 Hanover Street  |  Palo Alto, CA  94304‑1115  |  tel 650.233.4500  |  fax 650.233.4545

January 25, 2018

MoSys, Inc.

2309 Bering Street

San Jose, CA 95131

Re:Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for MoSys, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S‑1 relating to the registration under the Securities Act of 1933 (the “Act”) of 662,500 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issuable upon exercise of warrants issued by the Company in July 2017 (the “Warrants”).  Such Registration Statement, as amended, is herein referred to as the “Registration Statement.”

We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for our opinions set forth in this letter. Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, if issued on the date hereof upon exercise of the Warrants in accordance with the terms of the Warrants, would be duly authorized, validly issued, fully paid and nonassessable.

The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware and the law of the state of California, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP

Pillsbury Winthrop Shaw Pittman LLP